                                                                  Exhibit (a)(1)

                                 --------------

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                   HELD BY ELIGIBLE EMPLOYEES FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

                                 --------------

     This document constitutes part of a prospectus relating to the Stratos Lightwave, Inc. 2000 Stock Plan and the Stratos Lightwave, Inc. 2002 Stock
    Plan for Acquired Companies covering securities that have been registered under the Securities Act of 1933, as amended.

                                  July 8, 2002

                             STRATOS LIGHTWAVE, INC.

     Offer to Exchange All Outstanding, Unexercised Options Held by Eligible Employees under the Stratos Lightwave, Inc. 2000 Stock Plan and the Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies for New Options to be
   Granted under the Stratos Lightwave, Inc. 2000 Stock Plan and the Stratos
             Lightwave, Inc. 2002 Stock Plan for Acquired Companies

     The offer and withdrawal rights of this Offer to Exchange expire at 11:00 p.m., Central time, on August 5, 2002, unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must receive, before 11:00 p.m., Central time, on August 5, 2002 (or, if extended, the latest date and time to which we have extended the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be delivered or faxed to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, fax no. 708-867-5884. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 11:00 p.m. Central time on August 5, 2002.

     Stratos Lightwave, Inc. ("Stratos", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Stratos common stock granted under the Stratos Lightwave, Inc. 2000 Stock Plan (the "2000 Stock Plan") and the Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies (the "2002 Stock Plan") for a new option which we will grant under the same plan as the option being exchanged. An "eligible employee" refers to all full-time employees of Stratos or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except that members of our Board of Directors, employees who have been terminated and are receiving Workers' Adjustment and Retraining Notification ("WARN") Act pay or other severance pay and part-time employees are not eligible to participate in the Offer. Special tax considerations and rules may apply to eligible employees in the United Kingdom. Please be sure to read
Section 18 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

     If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of unexercised shares under the old option you are tendering. You may only tender options for all or none of the unexercised shares covered by each separate grant of options made to you, except for James W. McGinley, our CEO, who, because the number of options he may tender is limited by the terms of the 2000 Stock Plan, may exchange a portion of his eligible options. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day from the date that we cancel the tendered options. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 11:00 p.m., Central time on August 5, 2002, or such date and time as we may extend the Offer (the "Expiration Date"), and we expect to cancel options on August 6, 2002, or as soon as possible thereafter (the "Cancellation Date").

     If you tender any option grant for exchange, you will also be required to tender all option grants that you received during the six-month period prior to the commencement of the Offer. This means that if you participate in the Offer, you will be required to tender all options granted to you since January 8, 2002.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions described in Section 7 of this Offer.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the same option plan as the options being exchanged. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. Once your option is cancelled, it is gone forever. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will not have the benefit of the cancelled option or the new option.

     The exercise price per share of the new options will be 100% of the fair market value on their grant date, as determined by the closing price of our common stock reported by the Nasdaq National Market on the grant date. Each new option will be exercisable for the same number of shares as remained unexercised and outstanding under the tendered options.

     Each new option granted will be vested and exercisable on its new grant date as to 1/4th of the shares subject to the new option. Each new option granted in exchange for a new hire grant made on or after January 1, 2002 will vest as to 1/14th of the remaining shares subject to the new option each 3 months after the new grant date on the same day of the month as its grant date so that it will be fully vested and exercisable 42 months following its grant date. All other new options shall vest as to 1/6th of the remaining shares subject to the new option each 3 months after the new grant date on the same day of the month as its grant date so that it will be fully vested and exercisable 18 months following its grant date. In each case, vesting is subject to your continued employment with Stratos or one of its subsidiaries on each such date.

     Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

     Shares of our common stock are traded on the Nasdaq National Market under the symbol "STLW." On July 1, 2002, the closing price of our common stock reported on the Nasdaq National Market was $1.47 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     This Offer has not been approved or disapproved by the Securities and Exchange Commission (SEC) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

     You should direct general questions about the Offer or requests for additional copies of this Offer, the memorandum from James A. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject to Sherry Ryan, Corporate Human Resource Manager, at (708) 867-9600.

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and deliver or fax it and any other required documents to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., fax no. 708-867-5884.

     We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document and in the related memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
SUMMARY TERM SHEET                                                                    1
-------------------

CERTAIN RISKS                                                                         7
--------------

INTRODUCTION                                                                          9
-------------

THE OFFER                                                                            11
----------

  1.  Eligibility                                                                    11
      -----------
  2.  Number of Options; Expiration Date                                             11
      ----------------------------------
  3.  Purpose of the Offer                                                           13
      --------------------
  4.  Procedures for Tendering Options                                               14
      --------------------------------
  5.  Withdrawal Rights and Change of Election                                       15
      ----------------------------------------
  6.  Acceptance of Options for Exchange and Issuance of New Options                 16
      --------------------------------------------------------------
  7.  Conditions of the Offer                                                        17
      -----------------------
  8.  Source and Amount of Consideration                                             18
      ----------------------------------
  9.  Effect of a Change of Control Prior to the Granting of New Options             19
      ------------------------------------------------------------------
 10.  Terms of New Options                                                           19
      --------------------
 11.  Information Concerning Stratos                                                 22
      ------------------------------
 12.  Financial Information                                                          22
      ---------------------
 13.  Price Range of Shares Underlying the Options                                   22
      --------------------------------------------
 14.  Interests of Directors and Officers; Transactions and Arrangements
      ------------------------------------------------------------------
      Concerning the Options                                                         23
      ----------------------
 15.  Status of Options Acquired by Us in the Offer; Accounting Consequences
      ----------------------------------------------------------------------
      of the Offer                                                                   23
      ------------
 16.  Legal Matters; Regulatory Approvals                                            24
      -----------------------------------
 17.  Material US Federal Income Tax Consequences                                    24
      -------------------------------------------
 18.  Material Non-US Tax Consequences                                               26
      --------------------------------
 19.  Extension of Offer; Termination; Amendment                                     27
      ------------------------------------------
 20.  Fees and Expenses                                                              28
      -----------------
 21.  Additional Information                                                         28
      ----------------------
 22.  Miscellaneous                                                                  29
      -------------

      SCHEDULE A                                                                     30

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject, as well as our annual report on Form 10-K for the fiscal year ended April 30, 2001 and our quarterly report on Form 10-Q for the quarter ended January 31, 2002, both of which are being delivered to eligible employees with this Offer to Exchange. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.


Q1.  What securities are you offering to exchange?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock granted under our 2000 Stock Plan and 2002 Stock Plan that are held by eligible employees for new options we will grant under the same option plan as the options being exchanged.


Q2.  Who is eligible to participate?

A2. Eligible employees are full-time employees of Stratos or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. However, members of our Board of Directors, employees who have been terminated and are receiving WARN Act pay or other severance pay and part-time employees are not eligible to participate.

     In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If we do not extend the Offer, the new options will be granted no earlier than February 7, 2003.


Q3.  Are employees outside the United States eligible to participate?

A3. Yes. The tender of your existing options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside of the United States. Please be sure to read Section 18 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States.

Q4.  Why is Stratos making the Offer?

A4. We believe that granting stock options provides an opportunity to: (1) align employee and stockholder interests, and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are "underwater"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.

Q5.  What are the conditions of the Offer?

A5. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer.

Q6. Are there any eligibility requirements that I must satisfy after the expiration date of the Offer to receive the new options?

A6. To receive a grant of new options through the Offer and under the 2000 Stock Plan and the 2002 Stock Plan you must be an eligible employee of Stratos or one of our subsidiaries as of the date the new options are granted.

     As discussed below, subject to the terms of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If, for any reason, you do not remain an eligible employee of Stratos or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled.


Q7.  How many new options will I receive in exchange for my tendered options?

A7. If you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the option you are tendering (that is, options will be exchanged on a one-for-one basis). New options will be granted under the same option plan as the options being exchanged, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and Stratos.


Q8.  When will I receive my new options?

A8. We will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If we cancel tendered options on August 6, 2002, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will be granted no earlier than February 7, 2003.

Q9. Why won't I receive my new options immediately after the Expiration Date of the Offer?

A9. If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to adverse accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

Q10. If I tender options in the Offer, will I be eligible to receive other option grants before I receive my new options?

A10. No. If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options.

Q11. Will I be required to give up all my rights to the cancelled options?

A11. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the Expiration Date. You have the right to change your election regarding particular tendered options at any time before the Expiration Date. The Expiration Date is expected to be 11:00 p.m., Central time, on August 5, 2002, unless we extend it. Thus, if for any reason you do not remain an eligible employee of Stratos or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled.

Q12. What will the exercise price of the new options be?

A12. The exercise price per share of the new options will be 100% of the fair market value of our common stock on their grant date, as determined by the closing price reported by the Nasdaq National Market on the grant date.

     Accordingly, we cannot predict the exercise price of the new options. Because the grant of new options will occur no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.


Q13. If I choose to tender an option that is eligible for exchange, do I have to tender all the shares covered by that option?

A13. Yes. We are not accepting partial tenders of individual option grants made to you, except for James W. McGinley, our CEO, who, because the number of options he may tender is limited by the terms of the 2000 Stock Plan, may exchange a portion of his eligible options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, since January 8, 2002).

Q14. When will the new options vest?

A14. Each new option granted will be vested and exercisable on its new grant date as to 1/4th of the shares subject to the new option. Each new option granted in exchange for a new hire grant made on or after January 1, 2002 will vest as to 1/14th of the remaining shares subject to the new option each 3 months after the new grant date on the same day of the month as its grant date so that it will be fully vested and exercisable 42 months following its grant date. All other new options shall vest as to 1/6th of the remaining shares subject to the new option each 3 months after the new grant date on the same day of the month as its grant date so that it will be fully vested and exercisable 18 months following its grant date. In each case, vesting is subject to your continued employment with Stratos or one of its subsidiaries on each such date.

Q15. What if Stratos enters into a merger or other similar transaction?

A15. It is possible that, prior to the grant of new options, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. The Promise to Grant Stock Option, which we will give you, is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

     You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.


Q16. Are there circumstances where I would not be granted new options?

A16. Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq National Market listing requirements or foreign laws. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the Cancellation Date, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options or any consideration on account of the cancelled options.

Q17. What happens to options that I choose not to tender or that are not accepted for exchange?

A17. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

Q18. Will I have to pay taxes if I exchange options in the Offer?

A18. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the Offer. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction outside of the United States, we likewise recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 17 and 18 of this Offer to Exchange.

Q19. If my current options are ISOs, will my new options be ISOs?

A19. If your current options are incentive stock options ("ISOs"), your new options will be granted as ISOs. However, if the new option is granted as an ISO, one requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an ISO under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options ("NSOs").

Q20. When will my new option expire?

A20. Your new option will expire ten (10) years from their grant date, or earlier if your employment with Stratos or one of our subsidiaries terminates.

Q21. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

A21. The Offer expires on August 5, 2002, at 11:00 p.m., Central time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Central time, on the next business day following the previously scheduled expiration of the offer period.

Q22. How do I tender my options?

A22. If you decide to tender your options, we must receive, before 11:00 p.m., Central time, on August 5, 2002 (or such later date and time as we may extend the Expiration Date), a properly completed and executed Election Form and any other documents required by the Election Form by delivery or fax to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, fax no. 708-867-5884. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 11 p.m., Central time on August 5, 2002 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the Expiration Date.

Q23. During what period of time may I withdraw previously tendered options?

A23. You may withdraw your tendered options at any time before the Offer expires at 11:00 p.m., Central time, on August 5, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver or fax to Sherry Ryan, Corporate Human Resource Manager, Stratos

     Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, fax no. 708-867-5884, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer.

Q24. Can I change my election regarding particular tendered options?

A24. Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 11:00 p.m., Central time, on August 5, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver or fax to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, fax no. 708-867-5884, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form.

Q25. Do Stratos and its Board of Directors recommend that I take the Offer?

A25. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 7 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Q26. Who can I talk to if I have questions about the Offer?

A26. For questions about the Offer, you should contact Sherry Ryan, Corporate
     Human Resource Manager, at (708) 867-9600.

Q27. Where can I obtain copies of the documents constituting the Offer?

A27. You can obtain copies of the documents constituting the Offer by contacting
     Sherry Ryan, Corporate Human Resource Manager, at (708) 867-9600.

                                CERTAIN RISKS OF
                           PARTICIPATING IN THE OFFER

     Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 23 in our Annual Report on Form 10-K for the fiscal year ended April 30, 2001, and on page 16 in our Quarterly Report on Form 10-Q, for the quarter ended January 31, 2002, highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from James W. McGinley, dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                 ECONOMIC RISKS

If your employment terminates for any reason prior to the grant of the new option, you will not receive a new option or the return of your cancelled option.

     Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. The Offer is not a guarantee of employment for any period. Your employment with Stratos or one of its subsidiaries remains "at will" and may be terminated at any time by either you or Stratos (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence.

If the exercise price of the new options is greater than the exercise price of the options you tender for exchange, your new options may be worth less than your cancelled options.

     We cannot predict the exercise price of new options. Because we will grant new options no earlier than the first business day that is six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $4.00 exercise price, and our stock appreciates to $8.00 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

Participation in the Offer will make you ineligible to receive any new option grants until February 7, 2003, at the earliest.

     Employees are generally eligible to receive option grants at any time that our Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and one day after the date we cancel the options tendered in the Offer. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the date we cancel options tendered in this Offer. In addition, besides the new options to be granted in connection with the Offer, you will not be eligible to receive any other option grants until February 7, 2003 at the earliest.

If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq listing requirements or foreign laws. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                             BUSINESS-RELATED RISKS

     For a description of risks related to our business, please see the risk factors beginning on page 23 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2001 and beginning on page 16 of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2002. See "Additional Information" beginning on page 28 for instructions on how you can obtain additional copies of these and of other filings by Stratos with the SEC.

                                  INTRODUCTION

     Stratos Lightwave, Inc. ("Stratos", "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of our common stock granted under our 2000 Stock Plan and 2002 Stock Plan for a new option we will grant under the same plan as the option being exchanged. An "eligible employee" refers to all full-time employees of Stratos or one of our subsidiaries, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except that members of our Board of Directors, employees who have been terminated and are receiving WARN Act pay or other severance pay and part-time employees are not eligible to participate in the Offer. Special tax considerations may apply to eligible employees in the United Kingdom. Please be sure to read Section 18 of the Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside the United States. We are making the Offer upon the terms and the conditions described in this Offer to Exchange, the related memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

     If you qualify as an eligible employee, we will grant you a new option to purchase the same number of unexercised shares covered by old options you are tendering. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be no earlier than February 7, 2003, unless the Offer is extended, in which case the grant date of the new options will be no earlier than six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted, except except for James W. McGinley, our CEO, who, because the number of options he may tender is limited by the terms of the 2000 Stock Plan, may exchange a portion of his eligible options.

     All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 11:00 p.m. Central time on August 5, 2002, or such date and time as we may extend the Offer (the "Expiration Date"), and we expect to cancel options on August 6, 2002, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to the commencement of the Offer. This means that if you participate in the Offer, you will be required to tender all options granted to you since January 8, 2002.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the same plan as the option being exchanged. In order to receive a new option pursuant to this Offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be no earlier than six months and one day after the Cancellation Date.

     The exercise price per share of the new options will be 100% of the fair market value on their grant date, as determined by the closing price of our common stock reported by the Nasdaq National Market on the grant date. Each new option will cover the same number of shares as remained outstanding under tendered options.

     Each new option granted will be vested and exercisable on its new grant date as to 1/4th of the shares subject to the new option. Each new option granted in exchange for a new hire grant made on or after January 1, 2002 will vest as to 1/14th of the remaining shares subject to the new option each 3 months after the new grant date on the same day of the month as its grant date so that it will be fully vested and exercisable 42 months following its grant date. All other new options shall vest as to 1/6th of the remaining shares subject to the new option each 3 months after the grant date on the same day of the month as its new grant date so that it will be fully vested and exercisable 18 months following its grant date. In each case, vesting is subject to your continued employment with Stratos or one of its subsidiaries on each such date.

     Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     As of June 30, 2002, options to purchase 8,283,400 of our shares were issued and outstanding, of which options to purchase approximately 7,518,114 of our shares, constituting approximately 90.8%, were held by eligible employees. This amount excludes options to acquire 427,082 shares of our common stock which James W. McGinley, our CEO, voluntarily agreed to cancel as of June 30, 2002. All of the options held by eligible employees are eligible for the Offer.

                                    THE OFFER

1.   Eligibility

     Employees are "eligible employees" if they are employees of Stratos or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled, except that members of our Board of Directors, employees who have been terminated and are receiving WARN Act pay or other severance pay and part-time employees are not eligible to participate in the Offer. Special tax considerations may apply to eligible employees in the United Kingdom. Please be sure to read Section 18 of this Offer, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States.

     In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Stratos or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. Subject to the terms and conditions of this Offer, if we do not extend the Offer and your options are properly tendered by August 5, 2002, you will be granted new options no earlier than February 7, 2003.

2.   Number of Options; Expiration Date

     Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options to purchase shares of our common stock granted under our 2000 Stock Plan and 2002 Stock Plan that are held by eligible employees for a new option we will grant under the same plan as of the options being exchanged. The options must be properly tendered and not validly withdrawn in accordance with Section 5 before the "Expiration Date," as defined below.

     We are not accepting partial tenders of options, except for James W. McGinley, our CEO, who, because the number of options he may tender is limited by the terms of the 2000 Stock Plan, may exchange a portion of his eligible options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example, and except as otherwise described below, if you hold (i) an option grant to purchase 2,000 shares at an exercise price of $21.00 per share, (ii) an option grant to purchase 1,000 shares at an exercise price of $10.00 per share and (iii) an option grant to purchase 1,000 shares at an exercise price of $5.00 per share, you may tender:

     .   none of your options;

     .   your first option grant covering all 2,000 shares;

     .   your second option grant covering all 1,000 shares;

     .   your third option grant covering all 1,000 shares;

     .   two of your three option grants; or

     .   all three of your option grants.

     In this example, the above describes your only choices. For example, you may not tender your third option grant with respect to only 500 shares (or any other partial amount) under that grant or less than all of the shares under the first and second option grants.

     Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, since January 8, 2002). For example, if you received an option grant in May 2000 and a grant in June 2002 and you want to tender your May 2000 option grant, you would also be required to tender your June 2002 option grant. You are not required to tender any other awards, including grants of restricted stock.

     If your options are properly tendered and accepted for exchange, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the options you tender. The number of shares subject to the new options will be subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. All new options will be subject to the terms of:

     .   our 2000 Stock Plan and 2002 Stock Plan, as applicable; and

     .   a new option agreement between you and Stratos.

     Once we have accepted options you tender, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. If, for any reason, you do not remain an eligible employee of Stratos or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

     The term "Expiration Date" means 11:00 p.m., Central time, on August 5, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before 11:00 p.m., Central time, on August 5, 2002 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of compensation offered for the options;

     .   we decrease the number of options eligible to be tendered in the Offer;
         or

     . we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of o the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

3.   Purpose of the Offer

     We issued the options outstanding under our 2000 Stock Plan and 2002 Stock Plan in order to:

     .   align employee and stockholder interests; and

     .   provide incentives for employees to achieve high levels of performance.

     The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Stratos. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently "underwater"). By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange, there is a risk that the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer. As is outlined in Section 10, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

     The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

     Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

     . any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     . any material change in our present dividend policy, or our indebtedness or capitalization;

     . any change in our present Board of Directors or management, including a change in the number or term of o directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     .   any other material change in our corporate structure or business;

     . our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

     . the acquisition by any person of an amount of our securities or the disposition of an amount of any of o our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

4.   Procedures for Tendering Options

  Proper Tender of Options

     To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver or fax the Election Form and any other required documents to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, fax no. 708-867-5884. We must receive all of the required documents before the Expiration Date, 11:00 p.m., Central time, on August 5, 2002.

     The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

     We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between Stratos and you upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.   Withdrawal Rights and Change of Election

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 11 p.m., Central time, on August 5, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by August 30, 2002, you may withdraw your tendered options at any time after August 30, 2002.

     To validly withdraw tendered options, you must deliver or fax to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., (fax no. 708-867-5884), in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Sherry Ryan, Corporate Human Resource Manager, Stratos Lightwave, Inc., by hand delivery or fax (fax no. 708-867-5884), in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     .    the name of the option holder who tendered the options;

     .    the grant date of all options to be tendered;

     .    the exercise price of all options to be tendered; and

     . the total number of unexercised option shares subject to each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.   Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be August 6, 2002, and you will be granted new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the date we cancel options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by August 5, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on August 6, 2002, you will be granted new options no earlier than February 7, 2003. If we accept and cancel options properly tendered for exchange after August 6, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than February 7, 2003.

     If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options.

     Your new options will entitle you to purchase the same number of shares as the number of shares subject to options you tender. The number of shares subject to your new options will be as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Stratos or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

     We are not accepting partial tenders of options, except for James W. McGinley, our CEO, who, because the number of options he may tender is limited by the terms of the 2000 Stock Plan, may exchange a portion of his eligible options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

     If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of this offer (that is, since January 8, 2002). For example, if you received an option grant in May 2000 and a grant in June 2002 and you want to tender your May 2000 option grant, you would also be required to tender your June 2002 option grant. You are not required to tender any other awards, including grants of restricted stock.

     For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

7.   Conditions of the Offer

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 8, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Stratos and to achieve high levels of performance;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Stratos, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

            (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

            (c) materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Stratos and to achieve high levels of performance; or

            (d) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Stratos;

     . there shall have occurred any change, development, clarification or position taken in generally accepted o accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

     . a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for o Stratos, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     . any change or changes shall have occurred in our business, condition, assets, income, operations, o prospects or stock ownership that, in our reasonable judgment, is materially adverse to us or will materially and adversely impair the contemplated benefits of the Offer to us.

     The conditions of the Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   Source and Amount of Consideration

     We will issue new options to purchase shares of our common stock under our 2000 Stock Plan and 2002 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of unexercised shares subject to options tendered by the option holder and accepted for exchange and cancelled by us. The number of shares subject to new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 7,518,114 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 10.3% of the total shares of our common stock outstanding as of June 30, 2002.

9.   Effect of a Change of Control Prior to the Granting of New Options

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the grant date.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

10.  Terms of New Options

     The new options will be granted under our 2000 Stock Plan and 2002 Stock Plan. A new option agreement will be entered into between Stratos and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange but generally will not substantially and adversely affect the rights of option holders; provided, however, that if you are an employee who resides outside of the U.S., the terms and conditions of the new options will be set forth in a separate agreement between you and Stratos which may vary depending on your country of residence.

     If your current options are ISOs, your new options will be granted as ISOs. However, if the new option is granted as an incentive stock option, one requirement for options to qualify as incentive stock options under current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options.

     The following description summarizes the material terms of our 2000 Stock Plan and 2002 Stock Plan (collectively, the "Plans") and the options granted thereunder.

     General. Our 2000 Stock Plan permits a maximum of 9,000,000 shares of common stock to be awarded and our 2002 Stock Plan permits a maximum of 1,150,000 shares of common stock to be awarded. However, the total number of shares of common stock with respect to which awards may be granted to any participant in any calendar year shall not exceed 1,600,000 shares. As of June 30, 2002,

1,746,536 shares were available for grant under the 2000 Stock Plan and 124,368 shares were available for grant under the 2002 Stock Plan.

     Purpose. The Plans enable us to make awards of options, restricted stock and stock appreciation rights to our directors and employees, including our executive officers. We believe the Plans provide us with flexibility in designing and providing incentive compensation in order to attract and retain employees and directors who are in a position to make significant contributions to our success, to reward employees and directors for past contributions and to encourage employees and directors to take into account our long-term interests through ownership of our common stock.

     The Plans provide for the granting of awards of restricted stock, ISOs, NSOs and stock appreciation rights (collectively, "Awards").

     Administration; Participants. The Plans are administered by a committee (the "Committee") of two or more of our directors elected by our Board of Directors. Unless otherwise determined by our Board of Directors, the compensation committee of our Board of Directors serves as the plan committee. The Committee from time to time grants Awards under the Plans to selected eligible directors and employees of Stratos, its subsidiaries and affiliates (the "Participants"). Members of the Committee will be eligible to receive Awards under the 2000 Stock Plan.

     Nonqualified Stock Options. The Plans provide the Committee with the authority to grant NSOs to any Participant and to determine the terms and conditions of each grant, including the number of shares subject to each NSO, the option period and the option exercise price. Unless otherwise determined by the Committee, the NSO exercise price shall be equal to the fair market value of the common stock on the date of grant. Unless the Committee otherwise determines, the option period for NSOs will expire upon the earliest of: (i) ten years after the date of grant, (ii) in the case of a Participant who is an employee of Stratos, three months after termination of employment for any reason other than cause, death, or total and permanent disability, (iii) in the case or a Participant who is a director, three months after termination of service on the board for any reason other than cause, death, total and permanent disability or an extraordinary transaction involving Stratos, (iv) immediately upon termination of employment or service on the board for cause, (v) twelve months after death or total and permanent disability, or (vi) such other date or event as specified by the Committee.

     Incentive Stock Options. The Plans provide that the Committee has the authority to grant ISOs to any employee of Stratos and to determine the terms and conditions of each grant, including the number of shares subject to each ISO and the option period. The ISO exercise price would also be determined by the Committee but may not be less than the fair market value of the common stock on the date of grant. The exercise price may not be less than 110% of such fair market value if the Participant was the holder of more than 10% of our outstanding voting securities. Unless the Committee otherwise determines, the option period for ISOs will expire upon the earliest of: (i) ten years after the date of grant (five years in the case of a holder of more than 10% of our outstanding voting securities), (ii) three months after termination of employment for any reason other than cause, death or total and permanent disability, (iii) immediately upon termination of employment for cause, (iv) twelve months after death or termination of employment on account of total and permanent disability, or (v) such other date or event as specified by the Committee.

     The Manner of Exercise. The Committee may permit the exercise price for options granted under the Plans to be paid in cash or shares of common stock, including shares of common stock which the Participant received upon the exercise of one or more options. The Committee may also permit the option exercise price to be paid by the Participant's delivery of an election directing us to withhold shares of common stock from the common stock otherwise due upon exercise of the option or any method permitted by law.

     Vesting. Unless the Committee establishes a different vesting schedule at the time of grant, Awards generally vest 25% after one year and 6.25% for each three-month period thereafter until fully vested. Generally, Awards shall become fully vested if a Participant's employment with us or service on the Board is terminated due to retirement on or after age 65, retirement on or after age 55 with our consent, retirement on account of total and permanent disability or death. If a Participant's employment with or service to us is terminated for any other reason, any Awards that are not yet vested are forfeited.

     Adjustments for Changes in Capitalization; Change in Control. The Committee shall have the authority to make appropriate adjustments to the maximum number of shares of common stock that could be delivered under the Plans and to outstanding awards to reflect stock dividends, stock splits, and similar changes in capitalization. The Plans provide that if in the year following a change of control, as defined in the Plans, a Participant was terminated without cause or resigns for reasons relating to relocation or decreased responsibilities or compensation, all NSOs, and ISOs would vest and all restrictions on Restricted Stock would lapse. In the event of an extraordinary corporate transaction such as a merger, the Committee could provide for a cash payment or substitute award to be delivered to Participants in exchange for their outstanding Awards.

     Nontransferability. ISOs are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. All other Awards are transferable by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order, or in the Committee's discretion after vesting.

     Withholding Tax. We have the right to withhold in cash or shares of common stock with respect to any payments made to Participants, any taxes required by law to be withheld because of such payments.

     Amendment; Termination. Our Board of Directors may amend the Plans at any time, but may not impair the rights of Participants with respect to any outstanding Awards without the consent of Participants. The 2000 Stock Plan will terminate on April 14, 2010 and the 2002 Stock Plan will terminate on January 17, 2012; provided, however, that our Board of Directors may terminate either of the Plans at any time. Termination of the Plans will not affect the rights of Participants with respect to any Awards granted before the termination date.

     Registration of Option Shares. All of the shares of common stock issuable upon exercise of options under the Plan have been registered under the Securities Act of 1933, as amended (the "Securities Act ") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences. You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the new options, and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. You should refer to Section 18 of this Offer to Exchange for a discussion of the tax consequences relating to the new options, as well as the consequences of participating in the Offer, if you are resident outside of the United States. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

     Our statements in this Offer to Exchange concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the applicable form of option agreement thereunder. Please contact Sherry Ryan, Corporate Human Resource Manager at 708-867-9600, to receive a copy of the Plans and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     Accounting Consequences. You should refer to Section 15 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the new options, the options tendered for exchange, as well as the consequences of Offer to Stratos.

11.  Information Concerning Stratos

     We develop, manufacture and sell optical subsystems and components for high data rate networking, data storage, and telecommunications applications. These optical subsystems are used in local area networks (LANs), storage area networks
(SANs), metropolitan area networks (MANs), wide area networks (WANs), and central office networking in the telecommunications market. We also design, manufacture, and sell a full line of optical components and cable assemblies for use in these networks.

     We were incorporated in Delaware in April 2000. Our principal executive offices are located at 7444 W. Wilson Avenue, Chicago, Illinois 60706, and our telephone number is (708) 867-9600.

12.  Financial Information

     The financial information set forth on pages F-1 through F-18 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2001 and on pages 1 through 9 of our Quarterly Report on Form 10-Q for the quarter ending January 31, 2002 are incorporated herein by reference. See "Additional Information" beginning on page 28 for instructions on how you can obtain additional copies of these and of other filings by us with the SEC, including filings that contain our financial statements.

13.  Price Range of Shares Underlying the Options

     The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "STLW". The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                                   High      Low
                                                                 --------  --------
     Fiscal year ended April 30, 2001
          First quarter (June 27, 2000 through July 31, 2000)    $ 56.125  $ 26.000
          Second quarter                                         $ 50.500  $ 21.313
          Third quarter                                          $ 27.625  $  9.063
          Fourth quarter                                         $ 14.125  $  5.375
     Fiscal year ended April 30, 2002
          First quarter                                          $ 14.069  $  8.810
          Second quarter                                         $  9.960  $  3.450
          Third quarter                                          $  7.190  $  4.010
          Fourth quarter                                         $  5.980  $  2.720
     Fiscal year ended April 30, 2003
          First quarter (through July 1, 2002)                   $  2.760  $  1.470

     On July 1, 2002, the last reported sale price of our common stock as reported by the Nasdaq National Market was $1.47 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

14. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 30, 2002, our executive officers and non-employee directors (4 persons) as a group owned options outstanding under our 2000 Stock Plan to purchase a total of 2,323,954 of our shares, which represented approximately 28.1% of the shares subject to all options outstanding under our 2000 Stock Plan and 2002 Stock Plan as of that date.

     The options to purchase our shares owned by directors are not eligible to be tendered in the Offer. None of our affiliates are participating in this Offer.

     In the sixty (60) days prior to and including July 8, 2002, our executive officers and directors had the following transactions involving options to purchase our common stock or in our common stock:

     . On June 21, 2002, David A. Slack was granted options to purchase 20,000 shares of our common stock at an exercise price of $1.70 per share.

     . As of June 30, 2002, James W. McGinley agreed voluntarily to cancel options to purchase 427,082 shares of our common stock at an exercise price of $21.00 per share.

     Except as otherwise described above, to our knowledge there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including July 8, 2002 by us or, to our knowledge, by any of our executive officers or directors.

15. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

     Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Plans. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

     . we will grant new options no earlier than the first business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

     . the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to adverse accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

16.  Legal Matters; Regulatory Approvals

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in SEC rules, regulations or policies, Nasdaq National Market listing requirements or foreign or domestic laws. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

17.  Material US Federal Income Tax Consequences

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 18).

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

     Nonqualified Stock Options. Generally, the recipient of an NSO realizes no taxable income at the time of grant. Similarly, we are not entitled to a deduction with respect to the grant of an NSO.

     Upon the exercise of an NSO, a Participant realizes income at ordinary income tax rates. The amount included in income is the excess of the fair market value of the common stock acquired (as of the date of exercise) over the exercise price. We will generally be entitled to a corresponding deduction equal to this amount for our taxable year that ends with or includes the end of the Participant's taxable year of income inclusion. Our deduction is only allowed, however, to the extent the amount is considered "reasonable compensation."

     A Participant's basis in the common stock acquired upon the exercise of an NSO will be the exercise price, plus any amount includable in the Participant's gross income upon the exercise of the NSO. The gain or loss realized by the Participant upon a subsequent sale or exchange of the shares will be a capital gain or loss.

     Incentive Stock Options. Provided a Participant is an employee of our company during the period beginning on the date of grant of the ISO and ending on the day three months before the date of exercise, neither the grant nor the exercise of an ISO has an immediate tax consequence to the Participant or us. If subsequent to the exercise of an ISO the Participant does not dispose of the acquired common stock within two years after the date of the grant of the ISO, or within one year after the date of the transfer of the common stock to the Participant (the "Holding Period"), we are not entitled to a tax deduction, the Participant realizes no ordinary income, and any gain or loss that is realized on the subsequent sale or taxable exchange of the common stock is treated as a long-term capital gain or loss. Certain tax deductions and exclusions, known as "tax preference items," give rise to an "alternative minimum tax" enacted to recapture some of the tax savings provided by such tax preference items. The tax benefits associated with an ISO are tax preference items that may affect the alternative minimum tax that must be paid by certain high income individuals.

     If a Participant exercises an ISO and disposes of the acquired common stock before the end of the Holding Period, the Participant's and our tax treatment will be the same as if the Participant had exercised an NSO. Therefore, the Participant realizes ordinary income in an amount equal to the excess, if any, between the option price of the common stock and the fair market value of such common stock on the date of exercise. We will be entitled to a corresponding tax deduction in the same amount and at the same time.

     You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

     However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

18.  Material Non-US Tax Consequences

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of the United Kingdom. This discussion is based on tax law in this country as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country or transfer your residence (or change citizenship during the term of your new option) the information in this summary may not be applicable to you. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

United Kingdom

     The following is a general summary of the income tax and NIC consequences of the exchange of options pursuant to the Offer for U.K. tax residents.

     You will not be subject to tax if you elect to cancel your existing option grants. You will also not be subject to tax when your new options are granted or when they vest.

     Non tax qualified options. When you exercise your option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price ("the spread") (in the same way as you would have been subject to tax on the exercise of your existing options). As with your existing options, the tax on any gain at exercise will be payable through the PAYE system and must be withheld by your employer. If it is not possible to withhold the tax liability from the salary payable in the month of exercise, you must reimburse the tax liability to your employer within 30 days after the date of exercise. If you do not do this, your employer will be deemed to have provided a benefit to you equal to the amount of tax, resulting in an additional tax charge to you whether or not you subsequently reimburse your employer. Your replacement options will be subject to national insurance contributions ("NICs") in respect of any gain at exercise (in the same way as your existing options would be subject to NICs).

     When you sell the shares you receive on exercising your option, you will be liable for capital gains tax on any increase in the value of the shares between the date of exercise and the date of sale. However, capital gains tax is only payable on gains from all sources which exceed the annual exemption in any tax year ((pound)7,500 for 2001/2002). Also, taper relief may be available to reduce any chargeable gain where you have held the shares for over one year from the date of exercise. You should obtain independent tax advice regarding your potential capital gains tax liability on the disposal of shares.

     UK tax qualified options. When you exercise your option, the spread arising will be exempt from income tax provided the option is exercised at least three
(3) years after the date of grant; at least three (3) years after the last tax exempt exercise; and also provided the plan is still approved by the UK Revenue at the time of exercise. UK tax qualified options are exempt from NICs whenever they are exercised provided the plan is still approved by the UK Revenue at the time of exercise.

     When you sell the shares you receive on exercising your option, assuming you have paid no income tax on exercising the option, you will be liable for capital gains tax on any increase in the value of the shares between the date of grant and the date of sale. However, capital gains tax is only payable on gains from all sources which exceed the annual exemption in any tax year ((pound)7,500 for 2001/2002). Also, taper relief may be available to reduce any chargeable gain where you have held the shares for over one year from the date of exercise. You should obtain independent tax advice regarding your potential capital gains tax liability on the disposal of shares.

19.  Extension of Offer; Termination; Amendment

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Chicago time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities

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

sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . we increase or decrease the amount of compensation offered for the options,

     . we decrease the number of options eligible to be tendered in the Offer, or

     . we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of o the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

20.  Fees and Expenses

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

21.  Additional Information

     This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. Our Annual Report on Form 10-K for our fiscal year ended April 30, 2001, filed with the SEC on July 26, 2001; and

          2. Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2002, filed with the SEC on March 14, 2002.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.                       500 West Madison Street
               Room 1024                                     Suite 1400
         Washington, D.C. 20549                       Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

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

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "STLW" and our SEC filings can be read at the following Nasdaq National Market address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706, or telephoning us at (708) 867-9600.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

22.  Miscellaneous

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the memorandum from James W. McGinley dated July 8, 2002, the Election Form and the Notice to Change Election from Accept to Rejects. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                             Stratos Lightwave, Inc.

                                  July 8, 2002

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

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF STRATOS LIGHTWAVE, INC.

     The directors and executive officers of Stratos Lightwave, Inc. and their positions and offices as of June 30, 2002, are set forth in the following table:


          Name                         Position and Offices Held

          James W. McGinley            President and Chief Executive Officer,
                                       Director

          David A. Slack               Vice President, Finance and Chief
                                       Financial Officer

          Michael P. Galvin            Director

          Brian J. Jackman             Director

          C. Daniel Nelson             Director

          Edward J. O'Connell          Director

     The address of each director and executive officer is: c/o Stratos Lightwave, Inc., 7444 W. Wilson Avenue, Chicago, Illinois 60706.

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